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Prepared Remarks from Conference Call                         Exhibit 99-2


                     THIRD QUARTER FY 2000 EARNINGS RELEASE
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                             Conference Call Script
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Introduction - Steve Gillispie
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Good morning and welcome to the Cadmus Third Quarter conference call report.
Bruce Thomas, our executive vice president and chief operating officer, and Dave Bosher, our senior vice president and chief financial officer, are with me today and will each offer some observations about the results for our latest fiscal quarter after which we will open this conference to your questions.

I would like to begin today by thanking all of you and particularly our investors for the support you have shown our company through the wrenching changes we have effected in the past several years and particularly through the rough and extremely disheartening ride we have had with our stock price. As we have said before, we made these changes to accomplish 3 objectives--(1) to focus our energies and capital where we were the strongest and best experienced--in other words periodical and specialty niche printing; (2) with that focus to drive sustained internal top-line growth, and (3) to dramatically improve margins, cash flows and earnings.

With the results of this quarter we can see the beginnings of the payoff or potential return for this repositioning. Earnings have increased sequentially in each quarter from $0.17 per share in the first quarter, $0.30 per share in the second period, to $0.36, excluding restructuring charges, for this quarter. As you will hear shortly in more detail, margins are at the highest level since 1987, EBITDA is up almost 100% from this period a year ago, and cash flow is at $2.58 per share for the nine months ending March 31st.

Clearly we are still early in the journey toward our objective of new records in revenue growth, margin improvement, earnings and debt reduction. But the start is positive and promising. In professional communications, we are now seeing increasing momentum in our business development program and did produce solid top-line growth this quarter. Specialty packaging, with continuing double-digit growth, is achieving some real successes in penetrating exciting new markets which offer the promise of continuing top line success. We had promised our bondholders $20 million of debt reduction and have to date achieved $26.9 million.

So, in summary we set out to create a simpler more focussed organization with fewer disparate businesses and greater similarity and overlap of process and product--an organization which our best leaders knew how to run and in which they could succeed. For in the end it is the "front-line" business leaders and associates who have to produce the results. And, for our year-to-date results and particularly this quarter, they have had to do so in an industry environment which you probably know better than I has been increasingly competitive and difficult. So, if there is any real credit due for this quarter, it belongs to these leaders and the nearly 4000 associates who are every day working more effectively than ever before.

With that, I'll turn the call to Bruce for a more in-depth discussion of our operations.
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Operating Review - Bruce Thomas
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Thank you, Steve.

I would like to start out by discussing some of the revenue-related initiatives in our professional communications and specialty packaging businesses. Our business development and marketing programs remain focused on the model that Cadmus has historically - and successfully - used to grow our business. Specifically, we continue to emphasize our unique ability to bring market-focused, end-to-end solutions to our customers' information dissemination and marketing challenges. Only now, with our more focused approach and following the acquisition of Mack, we really do have the size and range of capabilities in each of our markets to deliver consistently on this strategy.

This competitive advantage is most evident in our STM journal business, and we are pleased that we have regained top line growth this quarter. I'd like to make four specific comments regarding our STM business, which is our largest business segment. First, as we mentioned last quarter, we have experienced a higher than normal attrition rate during the first half of this year, which offset fairly solid new business momentum. This attrition, which largely was the result of certain customers' unwillingness to have substantially all of their journal production "eggs" in one basket, has slowed dramatically. This more normal attrition level was a key in the top line growth this quarter in the journal business. Second, our experience continues to affirm that the eBusiness aspect of the professional journal market remains largely an adjunct to the conventional products we are producing, NOT a replacement for them. While we are experiencing some modest reductions in print runs, page counts are up, with little net change in our net revenues per job. Third, we are seeing some competitive pricing pressure due to consolidation among some of our publishing customers, which will create margin pressure for us as we look to FY 2001. However, and importantly, we also are seeing continued strong support for our integrated, full-service approach that has been the hallmark of our business model. Finally, we are making very rapid progress on several new products and services - products like Rapid Review,(TM) a completely electronic, web-based peer review and article management system, and KnowledgeCore,(TM) an STM-focused digital assets management system. We think that these new products will be very well received by the STM marketplace and have the potential to solidify our existing revenue base and also attract new customers and new revenues.

In specialty packaging, the numbers clearly reflect the outstanding gains this business is accomplishing. Although this is a large and consolidating industry, there are still significant opportunities for businesses like ours that are large enough to offer a diverse blend of production capabilities and creative enough to link them together in innovative ways.

For example, our facility in Charlotte, which already was ISO-9002 certified, has recently been GMP certified, which essentially makes us an approved provider of pharmaceutical packaging materials. We have been pursuing this certification and working to enter this very attractive market for nearly two years. We have begun producing work for several major pharmaceutical companies and we believe this market represents a considerable opportunity for us in fiscal 2001. In addition, we continue to develop proprietary processes and products in our specialty packaging business that have the potential to also yield substantial growth in new sales. We expect to bring two of these products to market in fiscal 2001.

We also are pleased with the progress we are making in our special interest magazine business, where the additional scale and additional expertise we obtained in connection with the Mack acquisition are
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starting to show positive results. We have won several significant multi-title publications in the past several months and that work should begin late this fourth quarter. We are pleased with these new wins and with our overall new business momentum in this business. In addition, we have installed new management at our Byrd Press facility, which is our largest manufacturing facility, and we have begun to see improvement in performance there. As we enter fiscal 2001, we believe there are solid opportunities for revenue growth and margin improvement in our specialty magazine business.

Finally, we have substantially completed the restructuring and are benefiting from the initial phase of the cost synergies that we targeted. Our fourth fiscal quarter will be aided by these reduced costs, and we expect that trend to continue during fiscal 2001. All aspects of the restructuring plan are on schedule and we believe our original estimates in terms of the size of the overall charge, the cash portion of the charge, and the savings from the restructuring actions remain solid.

In summary, we are making good progress from a sales, manufacturing, and overall operations perspective. Our business leaders, our associates and, most importantly, our customers are responding favorably to our more focused approach on these attractive markets.

I'll ask Dave now to review the more detailed financials.

Financial Review - Dave Bosher
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Thanks, Bruce. I'm not going to reiterate the numbers from our news release verbatim, but let me highlight some additional data and comparisons that will assist you in better understanding our results and the pace of our ongoing business.

Mack added approximately $39.3 million to our sales in the third quarter. Excluding Mack's results and those of operations we have divested or closed since a year ago, Cadmus pro forma sales rose 5% for the quarter, from $78.5 million to $82.4 million. Value added revenues, which exclude pass through costs such as paper and supplies, actually rose 8% adjusted for acquisitions and divestitures.

Professional Communications net sales, adjusted for the acquisition of Mack, were up 2.4% for the quarter. Value added revenues, which exclude pass-through costs such as paper actually increased 6% in this business over the prior year. These gains, while moderate, indicate renewed momentum in this very important part of our business.

As in the second quarter, our specialty packaging business recorded another outstanding gain in net sales, up 26% in the third quarter from a year ago. Sales at our graphic solutions operation were not as strong as earlier in the year due to soft commercial printing market conditions in the third quarter and competitive pressures. While this business deals with shorter lead times and less earnings visibility, indications are that the fourth fiscal quarter will be better for this operation.

Before restructuring charges, operating income rose 131% for the quarter to $11.2 million from $4.8 million last year. Operating margins rose to 9.2% of sales in the quarter from 8.4% in our second quarter of fiscal 2000 and from 4.8% of sales last year. It is important to note that we have achieved this solid margin improvement while continuing to make substantial investments in our electronic publishing operations. Those investments reduced third quarter margins by approximately 60bps this year. EBITDA for the quarter rose 97% to $18.1 million and EBITDA, as a percent of sales, improved to 14.9% from just 9.2% last year. Finally, interest expense for the quarter, including securitization costs,
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totaled $6.1 million.

Now, let's take a quick look at our balance sheet and cash flows. We reduced debt by $10.5 million in the third quarter, bringing our year-to-date reduction in debt to $26.9 million. Total debt at March 31 was down to $221.1 million compared to $275.9 million at June 30. Third quarter cash flow totaled $11.0 million dollars, bringing cash flow for the first nine months to $23.2 million. This was after the $3.5 million in net cash payments related to our restructuring actions. Free cash flow from operations, excluding acquisitions, divestitures, and restructuring payments, totaled $21.5 million year-to-date. Capital expenditures in the first nine months totaled $12.5 million, keeping us on-target for our fiscal 2000 capital budget of $20 million. Our CAPEX controls, coupled with continued focus on working capital management, should allow us to meet and even exceed our free cash flow target of $20 million for the fiscal year. Fourth quarter cash flow will be nominal due to the semi-annual payment of interest on our senior subordinated note. As we have stated, our plan remains to use free cash flow to repay debt.

I will turn the call back over to Steve.

Closing - Steve Gillispie
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Before I turn the call over for any questions you may have for us, I need to add the customary boilerplate comments. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details."


 -------- Operator, we are now ready for questions.